Exhibit 99.2

    For Release: Immediate

                TELEPHONE AND DATA SYSTEMS REPORTS ACQUISITION OF
                           EIGHT BROADBAND PCS LICENSES

          March 14, 1995, Chicago, Illinois - Telephone and Data Systems, Inc. (AMEX symbol "TDS" ) announced that on March 13, 1995, its wholly owned subsidiary, American Portable Telecommunications, Inc. ("APT"), was the successful bidder for eight broadband Personal Communications Services ("PCS") licenses at an auction conducted by the Federal Communications Commission ("FCC"). The eight 30 MHz PCS licenses will, when granted, authorize the Company to provide two-way voice and data services on new wireless, digital networks. TDS's licenses cover the Major Trading Areas ("MTAs") of Minneapolis-St. Paul, Tampa-St. Petersburg-Orlando, Houston, Pittsburgh, Kansas City, Columbus, Alaska and Guam-N. Mariana Islands, and account for 27.9 million 1994 population equivalents ("pops").

          LeRoy  T.  Carlson,  Jr.,  President  and  Chief Executive  Officer,
    commented, "We congratulate the FCC on successfully conducting these auctions, which are the critical first step towards the deployment of new and innovative wireless services for the American people. The FCC's accomplishments are especially remarkable because of the unprecedented scope and complexity of the auction software which was developed." Mr. Carlson also commented, "We are very pleased to be able to acquire PCS licenses, at an average cost of $10.35 per pop, that will expand, strengthen, and enhance the value of our rapidly growing wireless telecommunications operations. We look forward to continuing our cellular and paging strategies in existing markets while building and marketing PCS systems and services in new markets. We plan that by the turn of the century, our cellular and PCS networks will offer wireless communications services to a total population of more than 50 million people."

          Rudolph E. Hornacek, President of APT, commented, "Our success in this auction will allow TDS to continue its strong position in providing wireless services. Each of the six large MTAs we are acquiring enhances one or more existing cellular market clusters. The new PCS frequencies and technologies will also enable the development of new and exciting wireless services."

          APT s successful bid commitment totalled $289.2 million for the eight licenses, or $10.35 per 1994 pop. As required by FCC auction procedures, the Company will make a 20% down payment (less its initial $20.4 million deposit) on the licenses within five business days, and complete the payment five business days after the FCC has granted the licenses. TDS anticipates that construction, development and introduction of PCS networks and services in these new markets may involve expenditures of $400 million to $500 million or more over the next five years. TDS is considering a variety of financing options that appropriately balance the interests of its shareholders and debtholders.

          TDS is a Chicago-based telecommunications company with established cellular telephone, local telephone and radio paging operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.



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          Wednesday, March 15, 1995, at 10:00 a.m. Central Standard Time,  TDS
    will hold a news  conference by phone to discuss the PCS  auction results.
    The news conference  is available by calling (800) 683-1535.   For further
    information,  please  contact  Murray  L.  Swanson,  TDS's Executive  Vice
    President-Finance,  or  Rudolph   E.  Hornacek,  TDS's  Vice  President  -
    Engineering and President  of APT, at (312) 630-1900.   Out-of-town media,
    please call collect.




    MTA #/Market Name                   1994 Pops*              Bid Amount

    #12 Minneapolis-St. Paul            6,195,618            $  36,600,012

    #13 Tampa-St. Petersburg-Orlando    5,837,770               89,786,837

    #14 Houston                         5,694,943               83,888,837

    #21 Pittsburgh                      4,142,558               31,665,837

    #34 Kansas City                     2,998,487               23,611,837

    #38 Columbus                        2,255,000               22,176,837

    #49 Alaska                            610,438                1,321,837**

    #50 Guam-N. Mariana Islands           204,100                  141,837
                                       ----------              -----------
    TOTALS                             27,938,914             $289,193,871
                                       ==========              ===========

    *    Based on 1994 Donnelley Marketing Services estimates.
    **  Total amount includes a portion of a previous withdrawn bid.






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